Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
2009 4th Quarter Earnings Conference Call
Questions and Answers Transcript
At Conclusion of Call
February 25, 2010; 10:00 a.m. CT

Participant 1:	Good morning, everyone. Could you talk about maybe year-to-date what you’ve been seeing in your markets, and I also want to hear a little bit about supply growth.

Monty Bennett:	Sure. Without providing too much guidance for the quarter, which we try not to do, our portfolio typically tracks the national averages for each month, maybe a few points above or a few points below. So what you’re seeing nationally usually is not too different from what we track. And I think the figures that came back last week nationally were pretty positive.

I think last week it was down 3% or so in RevPAR, so we’re pretty encouraged by that and pretty encouraged that the whole industry seems to be recovering at a pretty good clip. I think most predictions were flat to down 5% for the year and it looks like it will be toward this higher end of the range or at least if this pace keeps up. And what was the second part of your question?

Participant 1:	Should we be looking, do you think, at the total US? Last week, for example, on the luxury side, I know you’re not in the luxury side, let’s say the upper up scale side was flat, upscale was down 3%. But, I mean, how do you think we should focus on the segment side?

Monty Bennett:	Well, we’ve got one luxury asset, and the balance, half is upper upscale and the other half is upscale. And again, we’ll typically track a couple of points above one of those segments or a couple of points below those segments, depending upon the month, but pretty close to it. On the supply side, Doug is going to make a comment here.

Participant 1:	Great.

Douglas Kessler:	I think there was a study that one of your banking peers produced that looked at all of the public companies, and did a fairly granular microanalysis of specific markets and the exposure to new supply. And it confirmed what we already knew, which is that our portfolio has one of the lowest exposures to new supply coming in our directly competitive submarkets. So we feel pretty good about the diversity of the portfolio, and the lack of exposure to any impact. We’re really focused on the recovery of the market.
4th Quarter Earnings Conference Call – February 25, 2010 – Page 1

Participant 1:	Okay. Great. Thanks. And just one final question. Did you talk about or tell this number on year-to-date share repurchases?

Monty Bennett:	No, we haven’t disclosed what the year-to-date number is. Although we have been in the market since January 1st, and we still look or are interested in share repurchases.

Participant 1:	Great. Thank you.
4th Quarter Earnings Conference Call — February 25, 2010 — Page 2